Exhibit 99.2

WRITTEN CONSENT AND JOINDER AGREEMENT

OF

THE STOCKHOLDERS OF SUNGEVITY, INC.

This WRITTEN CONSENT AND JOINDER AGREEMENT (this “Consent and Agreement”) is entered into by and among the undersigned stockholders (individually, a “Signatory Stockholder” and, collectively with the other stockholders signing and delivering this Consent and Agreement, the “Signatory Stockholders”) of Sungevity, Inc., a Delaware corporation (the “Company”). Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s bylaws, the Signatory Stockholders, voting in the manner set forth below in the definition of Company Stockholder Approval, for purposes of taking action without a meeting, do hereby waive all requirements of notice, including all notice requirements set forth in (i) the Twelfth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Current Charter”), (ii) the Company’s Bylaws, (iii) any contract or agreement pursuant to which the Company is obligated to deliver notice of the Merger to the undersigned, and (iv) any and all notices to which the undersigned may be entitled pursuant to the DGCL and other applicable state corporate laws, in each case, including any related notice periods. and do hereby consent and agree to, approve and adopt the following resolutions by this written consent and those agreements set forth on Annex A hereto, which Annex A forms part of this Consent and Agreement as though such agreements had been approved and agreed to at a duly convened meeting of the stockholders of the Company:

MERGER APPROVAL

WHEREAS, the Company has entered into an Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit A (the “Merger Agreement”), by and among Easterly Acquisition Corp., a Delaware corporation (“Parent”), Solaris Merger Sub Inc., a Delaware corporation (“Merger Sub”), the Company, and Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as Sellers Representative (“Sellers Representative”), whereby Parent will acquire the Company through a merger of Merger Sub with and into the Company, with the Company (the “Surviving Corporation”) surviving as a direct wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, adopted resolutions (a) approving the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (b) determining that the terms of the Merger Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders (the “Stockholders”), (c) directing that the Merger Agreement be submitted to the Stockholders for adoption, (d) recommending that the Stockholders adopt the Merger Agreement and approve the Merger and (e) declaring that the Merger Agreement is advisable;

WHEREAS, in connection with the Merger Agreement, the Company Board has considered the form of Certificate of Merger, in the form attached hereto as Exhibit B (the “Certificate of Merger”), the form of Amended and Restated Certificate of Incorporation of the Surviving Corporation, in the form attached hereto as Exhibit C (the “Restated Charter”), the form of Amended and Restated Bylaws of the Surviving Corporation, in the form attached hereto as Exhibit D (the “Restated Bylaws”), and the form of Escrow Agreement, in the form attached hereto as Exhibit E (the “Escrow Agreement” and, collectively, with the Merger Agreement, Certificate of Merger, Restated Charter and Restated Bylaws, the “Transaction Documents”);

WHEREAS, certain Stockholders have delivered to the Company and Parent a Voting Agreement, dated as of the date of the Merger Agreement, pursuant to which, among other things, the Stockholders indicated on the signature pages thereof have agreed to vote their shares of Company Capital Stock in favor of certain matters, including the Merger and the other Transactions;

Whereas, pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Sub are not obligated to complete the Merger and the other Transactions unless (a) Stockholders representing a majority of the Company Capital Stock (excluding the Company Class B Common Stock), voting as single class on an as-if converted to Company Class A Common Stock, (b) Stockholders representing a majority of the Company Series A Preferred Stock, voting as a single class, (c) Stockholders representing a majority of the Company Series B Preferred Stock, voting as a single class, (d) Stockholders representing a majority of the Company Series C Preferred Stock, voting as a single class, and (d) Stockholders representing a majority of the Company Series D Preferred Stock, voting as a single class (collectively, the “Company Stockholder Approval”), have adopted the Merger Agreement and approved the Merger by executing and delivering this Consent and Agreement prior to the Closing;

Whereas, the Company has delivered to each Signatory Stockholder the Proxy/Consent Solicitation Statement;

Whereas, in connection with the Merger, the Company desires to allocate to Stockholders holding Company Common Stock (the “Common Stockholders”) and holders of vested Company Stock Options (the “Optionholders”) a portion of the Merger Consideration (as defined below) otherwise payable to the Stockholders upon the consummation of the Merger in order to ensure that the Common Stockholders and Optionholders receive a minimum amount of consideration in exchange for their shares of Company Common Stock or their vested Company Stock Options, as the case may be (the “Common Stock Allocation”);

Whereas, the Common Stock Allocation will be funded prior to any Merger Consideration that is paid to the Stockholders, including the holders of Company Preferred Stock;

Whereas, the Common Stock Allocation shall be funded with 1,750,000 shares of Parent Common Stock, subject to certain potential reductions as set forth in Section 2.1(h) of the Merger Agreement (such calculated amount, the “Common Stock Allocation Shares”); and

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Whereas, after careful consideration, each Signatory Stockholder has determined (a) that it is in the best interests of the Company and the Stockholders to consummate the Merger and the other Transactions, subject to the terms and conditions set forth in the Transaction Documents, and (b) to execute and deliver this Consent and Agreement and thereby adopt the Merger Agreement and agree to be bound by the terms of the agreements set forth on Annex A.

Now, Therefore, Be It:

Resolved, that the Transaction Documents, including the Merger Agreement, and the Merger are hereby irrevocably and unconditionally adopted, approved, ratified and confirmed in all respects by such Signatory Stockholder, subject to any modifications or amendments to the Transaction Documents that the Company Board may approve to the extent permitted by the DGCL (and except for any such modifications or amendments to Article II of the Merger Agreement, any of the defined terms referenced therein or any other provisions providing the methodology for calculating each Signatory Stockholder’s Merger Consideration), and that such approval by the Signatory Stockholder shall constitute approval for all purposes under the Transaction Documents, the DGCL, the Voting Agreement, and any other Investor Agreements to which the Signatory Stockholder is a party;

Resolved Further, that each of the undersigned hereby agrees to accept the consideration provided by the Merger Agreement, including as set forth in Article II thereof (the “Merger Consideration”), in lieu of, and waives any and all rights to, any other consideration to which such signatory may be entitled in the Merger pursuant to the Current Charter, and unconditionally and irrevocably waives and releases all rights or claims that such Signatory Stockholder may have or assert in respect of such other consideration pursuant to the Current Charter;

Resolved Further, that the establishment of the Common Stock Allocation in connection with the Merger, to be funded with the Common Stock Allocation Shares, is hereby irrevocably and unconditionally adopted, approved, ratified and confirmed in all respects by such Signatory Stockholder;

Resolved Further, that, (a) the escrow and indemnification obligations of the Stockholders as set forth in the Merger Agreement be, and hereby are, approved, adopted and agreed to in all respects and (b) the creation of the Escrow Account, as well as the contributions to and the distributions from the Escrow Account, in accordance with the Merger Agreement and the Escrow Agreement, be, and hereby are, approved, adopted and agreed to in all respects;

Resolved Further, that (a) the execution and delivery of the Transaction Documents by the officers of the Company for and on behalf of the Company be, and hereby are, ratified, (b) the officers of the Company be, and hereby are, authorized and directed to do or cause to be done any and all such acts and things as they may deem necessary or desirable for the performance in full of all obligations of the Company under the Transaction Documents and to effect these resolutions and the other transactions contemplated hereby or by the Transaction Documents and (c) any and all prior actions taken by the directors and officers of the Company in connection with the Transaction Documents and the Transactions be, and hereby are, approved and ratified;

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RESOLVED FURTHER, that any prior acts of the Company’s directors and officers, acting in their capacities as directors or officers, as applicable, or their appointed agents, and the prior acts of each of them, acting by and for the benefit of the Company, are ratified, confirmed and approved in all respects;

RESOLVED FURTHER, that the Signatory Stockholder agrees to be bound by the agreements included on Annex A hereto;

Resolved Further, that this Consent and Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument;

Resolved Further, that counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes; and

Resolved Further, that pursuant to the DGCL, the Signatory Stockholder hereby directs that this Consent and Agreement be delivered to the Company at its registered office in the State of Delaware, its principal place of business or to an officer or agent of the Company having custody of the book in which proceedings of meetings of Stockholders are recorded.

INTERESTED PARTIES

Whereas, pursuant to Section 144 of the DGCL, no contract or transaction between the Company and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Company is a director or officer of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Company Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Company Board, and the Company Board in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Company’s stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Company Board or the stockholders of the Company;

Whereas, it is hereby disclosed or made known to the Signatory Stockholder that [__________] is a member of the Board, an executive officer of the Company and a holder of capital stock of the Company, and will receive a portion of the consideration payable in connection with the Merger, including in respect of shares of capital stock of the Company held by him. Accordingly, as a result of the above described interests, [________] is (or may be deemed to be) an Interested Party, and the Merger and related transactions are (or may be deemed to be) Interested Party Transactions;

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[Whereas, it is hereby disclosed or made known to the Signatory Stockholder that [_______] is a member of the Board, an executive officer of the Company and a holder of capital stock of the Company, and will receive a portion of the consideration payable in connection with the Merger, including in respect of his, her or its shares of capital stock of the Company. Accordingly, as a result of the above described interests, [__________] is (or may be deemed to be) an Interested Party, and the Merger and related transactions are (or may be deemed to be) Interested Party Transactions;][confirm any add’l interested party]

Whereas, the Signatory Stockholder hereby acknowledges that it has read the section in the Proxy/Consent Solicitation Statement entitled “Certain Relationships and Related Party Transactions Concerning Sungevity”;

Whereas, the Signatory Stockholder hereby acknowledges that all material facts as to the directors’ relationships or interests as to the transactions set forth in the preceding WHEREAS clauses have been disclosed and are known to the Board; and

Whereas, after careful consideration, the Signatory Stockholder has determined that the terms and conditions of the proposed transactions set forth in the preceding WHEREAS clauses are just and equitable and fair as to the Company and that it is in the best interests of the Company and the Stockholders to enter into the transactions set forth in the preceding WHEREAS clauses subject to the terms agreed upon by the parties.

Now, Therefore, Be It:

Resolved, that the Signatory Stockholder, by execution hereof, specifically approves the transactions set forth in the preceding WHEREAS clauses for purposes of Section 144 of the DGCL.

WAIVER OF APPRAISAL RIGHTS

Whereas, each Signatory Stockholder acknowledges the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger;

Whereas, each Signatory Stockholder acknowledges that such Signatory Stockholder has received and read a copy of Section 262 of the DGCL, a copy of which is attached hereto as Exhibit F; and

Whereas, each Signatory Stockholder acknowledges that such Signatory Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such stockholder’s appraisal rights.

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Now, Therefore, Be It:

Resolved, that each Signatory Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights or dissenters’ rights relating to the Merger that each of the undersigned may have by virtue of, or with respect to, any shares of Company Capital Stock owned by each such Signatory Stockholder (including without limitation those rights under Section 262 of the DGCL).

GENERAL AUTHORIZING RESOLUTIONS

Resolved, that the officers of the Company be, and each of them hereby is, authorized and directed to take such actions and to execute such documents on behalf of the Company that any of such officers deems to be necessary or appropriate to carry out the purposes of the foregoing resolutions.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned Signatory Stockholder has executed this Consent and Agreement on the date set forth below.

INDIVIDUAL SIGNATORY STOCKHOLDER:

Name:

Date: ______, 2016

Shares of Company Capital Stock owned on the date hereof:

__________ shares of Company Class A Common Stock

__________ shares of Company Class B Common Stock

__________ shares of Company Series A Preferred Stock

__________ shares of Company Series B Preferred Stock

__________ shares of Company Series C Preferred Stock

__________ shares of Company Series D Preferred Stock

[Counterpart Signature Page to Written Consent and Joinder Agreement of the Stockholders of Sungevity, Inc.]

IN WITNESS WHEREOF, the undersigned Signatory Stockholder has executed this Consent and Agreement on the date set forth below.

ENTITY SIGNATORY STOCKHOLDER:

Entity Name:

By:
Name:
Title:

Date: ______, 2016

Shares of Company Capital Stock owned on the date hereof:

__________ shares of Company Class A Common Stock

__________ shares of Company Class B Common Stock

__________ shares of Company Series A Preferred Stock

__________ shares of Company Series B Preferred Stock

__________ shares of Company Series C Preferred Stock

__________ shares of Company Series D Preferred Stock

[Counterpart Signature Page to Written Consent and Joinder Agreement of the Stockholders of Sungevity, Inc.]

Annex A

1.	Agreement to be Bound by Merger Agreement

By signing this Consent and Agreement, each Signatory Stockholder hereby irrevocably and unconditionally:

a.           (i) agrees to be bound by the applicable provisions of the Merger Agreement, including the escrow, indemnification and release provisions set forth therein, (ii) acknowledges and agrees that the Merger Consideration payable to such Signatory Stockholder in the Merger is fair and reasonable and (iii) waives any notice with respect to the Merger which such Signatory Stockholder may be entitled pursuant to the Current Charter, the Bylaws or any agreement by and between the Company and such Signatory Stockholder, including the Investor Agreements; and

b.           (i) constitutes and appoints Shareholder Representative Services LLC, as Sellers Representative, to act for and on behalf of such Signatory Stockholder, with such power and authority as set forth in Section 9.14 of the Merger Agreement, and, as such, to take such actions on the Signatory Stockholder’s behalf as described therein, (ii) appoints the Advisory Committee, with such power and authority as set forth in Section 9.14(g) and Section 9.14(h) of the Merger Agreement, and, as such, to take such actions on the Signatory Stockholder’s behalf as described therein, and (iii) in the case of clauses (i) and (ii), further agrees that this Consent and Agreement shall serve as a joinder to the Merger Agreement for the purposes of Section 9.14 thereof.

2.	Release of Claims

a.           Effective upon Closing, each Signatory Stockholder hereby agrees that he, she or it shall not make, and hereby waives (and shall cause his, her or its Affiliates not to make and waive), any claim for indemnification, subrogation, contribution, advancement, or other claim against Parent, the Surviving Corporation, the Company, each other Signatory Stockholder or any of their respective Affiliates or Subsidiaries (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Person’s certificate of incorporation, bylaws or comparable governing documents, Contract or otherwise) (including, without limitation, any claim by a Signatory Stockholder: (a) challenging, disputing or objecting to the Merger or such Signatory Stockholder’s allocation of the Merger Consideration as provided in the Merger Agreement, (b) alleging violations of fiduciary duty by any Director, officer or agent of the Company, or by any other Signatory Stockholder or group of Signatory Stockholders, in connection with the Merger or the other Transactions or (c) relating to any alleged action or failure to act on his, her or its behalf by Sellers Representative or the authority of Sellers Representative) (collectively, the “Released Claims”) with respect to any claim brought by Parent or the Surviving Corporation under the Merger Agreement or the Transactions; provided, however, that nothing contained herein shall operate to release, and the Released Claims shall not include (i) any rights or claims available to him, her or it under the Merger Agreement or any other agreement entered into by the Signatory Stockholders in connection with the execution of the Merger Agreement or the Transactions, including, without limitation, the rights to receive such Signatory Stockholder’s allocation of the Merger Consideration in accordance with the terms of the Merger Agreement; (ii) rights to continuing indemnification under the Company’s certificate of incorporation or bylaws or any indemnification agreement between Company and such Signatory Stockholder; and (iii) any rights to receive salaries, bonuses, expenses or other payments or compensation, unreimbursed claims under health and welfare plans and the entitlement to continuation coverage benefits or other similar benefits required to be provided by Law.

b.           Each Signatory Stockholder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

c.           Each Signatory Stockholder, by virtue of the Merger, hereby waives and relinquishes on behalf of himself, herself or itself, his, her or its heirs, executors, administrators and assigns any rights and benefits that such Signatory Stockholder may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Signatory Stockholder, by virtue of the Merger, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that such Signatory Stockholder now knows or believes to be true with respect to the subject matter of this release, but it is such Signatory Stockholder’s intention to fully and finally and forever settle and release any and all Released Claims (other than as set forth in the proviso included in (a) above) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the release contained herein shall be and remain in effect as a full and complete general release notwithstanding the discovery or existence of any such additional or different facts. This release is conditioned upon the consummation of the Merger as contemplated hereunder and shall become null and void and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement for any reason.

3.	Equity Holdings

Each Signatory Stockholder hereby (a) acknowledges, represents, warrants and agrees that the shares of Company Capital Stock indicated on the signature page hereto, together with any Company Stock Options, Company Warrants, and convertible promissory notes owned by such Signatory Stockholder, constitute all of the equity interests in the Company that such Signatory Stockholder owns and (b) covenants and agrees, for the benefit of Parent, that he, she or it will not transfer any shares of Company Capital Stock, Company Warrants, Company Stock Options and convertible promissory notes owned by such Signatory Stockholder prior to the effective time of the Merger.

4.	INVESTOR Agreement

Each Signatory Stockholder hereby acknowledges and agrees (a) to the termination, as of immediately prior to the Effective Time, of the Investor Agreements to which he, she or it is a party, (b) that any rights and obligations such Signatory Stockholder may have under the Investor Agreements shall terminate upon the Effective Time without any further liability on the part of the Company or the Surviving Corporation and (c) it shall take no action with regard to pursuing any claim against the Company or the Surviving Corporation pursuant to the Investor Agreements after the Effective Time. Furthermore, the Signatory Stockholder hereby acknowledges and agrees that to the extent any Investor Agreements may, by their terms, only be amended or terminated pursuant to an agreement or other instrument, written or otherwise, between the Company and one or more other parties thereto, this Consent and Agreement shall be deemed to be one and the same instrument for purposes of satisfying the termination or amendment requirements set forth in any such Investor Agreement, and the Company will, by providing a signature page hereto, hereby consent to each such termination.

5.	Representations and Warranties of Each Signatory Stockholder

Each Signatory Stockholder, severally but not jointly, hereby represents and warrants to Parent and the Company that the statements contained in this Section 5 are true and correct as of the date hereof and as of the Closing Date:

a.           Ownership of Company Capital Stock. Such Signatory Stockholder holds all right, title and interest in and to the shares of Company Capital Stock set forth on such Signatory Stockholder’s signature page hereto, free and clear of all Liens, including the power to vote such shares of Company Capital Stock and to act by written consent pursuant to Section 228 of the DGCL. Such Signatory Stockholder has not granted any rights to purchase any interests of any kind in such shares of Company Capital Stock to any other Person. Such shares of Company Capital Stock constitute all shares of Company Capital Stock owned of record, beneficially or legally, by such Signatory Stockholder and, except for Company Stock Options, Company Warrants and convertible promissory notes owned by such Signatory Stockholder, if any, such Signatory Stockholder has no other rights to acquire Company Capital Stock.

b.           Authority. Such Signatory Stockholder has the legal capacity (or in the case of a Signatory Stockholder that is an entity, the power and authority) to execute and deliver this Consent and Agreement and any other documents to be entered into by such Signatory Stockholder in connection with the Transactions (collectively, the “Related Agreements”) and to consummate the transactions contemplated hereby and thereby (including the Transactions), and the execution and delivery of this Consent and Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly authorized by all necessary corporate (or, if applicable, other entity or other) action on the part of such Signatory Stockholder and no further corporate (or, if applicable, other entity or other) action is required on the part of such Signatory Stockholder to authorize this Consent and Agreement and the Related Agreements and the transactions contemplated hereby and thereby (including the Transactions). This Consent and Agreement and the Related Agreements have been duly executed and delivered by such Signatory Stockholder and constitute the valid and binding obligations of such Signatory Stockholder.

6.	Confidentiality

Each Signatory Stockholder agrees to not, directly or indirectly, issue or make any statement or communication to any third party (other than to Sellers Representative or other than communications expressly permitted by the Merger Agreement and the Related Agreements) regarding the existence or subject matter of this Consent and Agreement, the Merger Agreement or the transactions contemplated hereby or thereby (including the Transactions) without the consent of Parent, except, in each case, (a) to the extent such disclosure is required by applicable law, rule, regulation or listing standard, in which case such Signatory Stockholder shall promptly notify Parent of this so that Parent may seek an appropriate protective order over, or confidential treatment of, such information at Parent’s sole cost and expense, (b) such Signatory Stockholder may communicate with its current investors, to the extent required as part of ordinary course reporting, regarding the existence of the Merger, the return on such Signatory Stockholder’s investment in the Company and other summary terms of the Merger; provided, that such Signatory Stockholder shall use reasonable efforts to cause such current investors to maintain the confidentiality of such information, (c) to Signatory Stockholder’s tax, legal or financial advisors, so long they are bound by confidentiality restrictions, including, without limitation, by professional ethics, law or contractually, and (d) to Signatory Stockholder’s limited partners, if Signatory Stockholder is a venture capital fund, so long as they are bound by confidentiality restrictions. Notwithstanding any other provision hereof, the restrictions above shall not include information which is or becomes generally available to the public other than as a result of a disclosure by the Signatory Stockholder or any of its stockholders, members, directors, managers, officers, employees, agents or representatives in breach hereof.

7.	Additional Agreements and Acknowledgments

a.           This Consent and Agreement and all disputes, controversies or claims relating to, arising out of or under, or in connection with this Consent and Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of choice of law or conflicts of law rules or provisions (whether of the State of Delaware or any other jurisdiction). If any term or other provision of this Consent and Agreement, or the application thereof, is invalid, illegal, void or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Consent and Agreement shall nevertheless remain in full force and effect.

b.           Each Signatory Stockholder acknowledges that such Signatory Stockholder has reviewed and understands the terms of the Merger Agreement, is competent to execute this Consent and Agreement and is free from coercion, duress and undue influence in doing so, and confirms that such Signatory Stockholder has had the opportunity to ask representatives of the Company questions with regard to the agreements and consents in this Consent and Agreement and that all such questions have been answered fully and to the satisfaction of such Signatory Stockholder. Signatory Stockholder acknowledges that Signatory Stockholder has had sufficient time to consider and understand the terms and consequences of this Consent and Agreement and have had the opportunity to seek counsel in the review of this Consent Agreement.

c.           Parent, the Company, the Surviving Corporation and Sellers Representative are intended third party beneficiaries of this Consent and Agreement and shall be entitled to enforce this Consent and Agreement against each Signatory Stockholder in accordance with its terms. This Consent and Agreement shall be binding upon and inure to the benefit of each of the parties hereto and the third party beneficiaries referenced in the preceding sentence and their respective successors and permitted assigns (if any); provided, however, that no Signatory Stockholder may assign or transfer this Consent and Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without Parent’s prior written consent and any assignment or transfer in violation of this proviso shall be null and void.

d.           This Consent and Agreement shall terminate upon the earliest to occur of (i) the date on which the Merger Agreement is terminated in accordance with its terms, and (ii) the date of any material modification or amendment of the Merger Agreement that affects adversely the consideration payable to each series or class of capital stock of the Company pursuant to the Merger Agreement as in effect on the date hereof. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

e.           Each Signatory Stockholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Consent and Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent, the Company, the Surviving Corporation and/or Sellers Representative shall be entitled to an injunction to prevent breaches of this Consent and Agreement and to enforce specifically the terms and provisions of this Consent and Agreement in the federal or state courts located in the State of Delaware, this being in addition to any other remedy to which such parties are otherwise entitled at law or in equity.

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Exhibit A

Merger Agreement

[see attached]

Exhibit B

Certificate of Merger

[see attached]

Exhibit C

Restated Charter

[see attached]

Exhibit D

Restated Bylaws

[see attached]

Exhibit E

Escrow Agreement

[see attached]

Exhibit F

APPRAISAL RIGHTS

Section 262 of the Delaware General Corporation Law

§262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.